UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): July 17, 2023

NCL CORPORATION LTD.

(Exact name of registrant as specified in its charter)

Bermuda	333-128780	20-0470163
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

7665 Corporate Center Drive, Miami, Florida 33126

(Address of principal executive offices, and Zip Code)

(305) 436-4000

Registrant’s telephone number, including area code

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐   Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
N/A	N/A	N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Revised Employment Agreement

On July 17, 2023, Mr. Mark Kempa, Executive Vice President, Chief Financial Officer of Norwegian Cruise Line Holdings Ltd. (the “Company”), which is the parent company of NCL Corporation Ltd., entered into a new employment agreement with a subsidiary of the Company (the “Employment Agreement”). Mr. Kempa’s Employment Agreement has an initial term through December 31, 2026 (the “Expiration Date”), which will automatically renew on the Expiration Date and each anniversary of the Expiration Date thereafter for additional one-year terms unless either we or Mr. Kempa gives notice of non-renewal within sixty days prior to the end of the term. The material terms of the Employment Agreement are summarized below.

Base Salary and Bonus. Mr. Kempa will receive an annual base salary of $900,000, subject to annual review and will be eligible to earn an annual bonus in an amount to be determined by the Compensation Committee of the Company.

Equity Awards. Mr. Kempa will be eligible to participate in the Company’s Amended and Restated 2013 Performance Incentive Plan (the “Plan”). Any grants made to Mr. Kempa under the Plan must be approved by the Compensation Committee of the Board of Directors of the Company.

Other Benefits. Mr. Kempa will be eligible to participate in the benefit plans and programs generally available to other similarly situated executives, including an executive medical plan. Mr. Kempa will be entitled to a $1,500 monthly car allowance and 4 weeks of vacation per year.

Severance Terms. If we terminate Mr. Kempa’s employment without cause, provide notice that his agreement shall not be extended or further extended, or Mr. Kempa terminates his employment for good reason, he will be entitled to receive: (i) a severance payment equal to two times his base salary then in effect, payable in substantially equal installments over a period of 12 months, (ii) payment of a pro-rata portion of any annual bonus actually earned for the year of termination and any earned but unpaid bonus for the prior fiscal year and (iii) reimbursement of premiums to continue medical, vision and dental for eighteen months. In addition, if Mr. Kempa’s employment is terminated for the reasons above in connection with a change in control transaction, he would receive full accelerated vesting of all outstanding equity awards.

Retirement Terms. If Mr. Kempa meets certain retirement eligibility requirements in his Employment Agreement, and remains employed with the Company through an agreed retirement date, he will be entitled to: (i) accelerated vesting for all outstanding time-based equity awards that were granted more than one year prior to the retirement date and after the effective date of the Employment Agreement, (ii) pro-rata vesting for all outstanding time-based equity awards that were granted less than one year prior to the retirement date and after the effective date of the Employment Agreement, (iii) continued vesting eligibility for all outstanding equity awards that are subject to performance conditions that were granted after the effective date of the Employment Agreement, (iv) a pro-rata bonus and any unpaid bonus for the prior fiscal year, only in each case if earned, (v) continued cruise benefits and (vi) continued medical, vision and dental benefits for 18 months.

The foregoing description of Mr. Kempa’s Employment Agreement is qualified in its entirety by reference to the full text of the agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated by reference herein.

Item 9.01     Financial Statements and Exhibits.

(d)Exhibits.

Exhibit Number	Description

10.1	Employment Agreement by and between NCL (Bahamas) Ltd. and Mark Kempa, entered into on July 17, 2023.
104	The cover page from this Current Report on Form 8-K, formatted in Inline XBRL.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, NCL Corporation Ltd. has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: July 21, 2023	NCL CORPORATION LTD.

	By:	/s/Daniel S. Farkas
Daniel S. Farkas
Executive Vice President, General Counsel, Chief
Development Officer and Assistant Secretary